MacroGenics Announces Positive Interim Phase 1 Results for MGC026 and Highlights Plans to Initiate Front-Line Combination Study in SCCHN

•Durable responses observed across multiple tumor types during dose escalation
•MGC026 demonstrated 27% best overall response rate (6/22 patients; 4 confirmed and 2 unconfirmed PRs) in heavily pretreated SCCHN patients
•MGC026 demonstrated manageable safety and tolerability profile with no treatment-related discontinuations in SCCHN patients
•Plan to initiate front-line SCCHN cohort evaluating MGC026 in combination with pembrolizumab

ROCKVILLE, Md., October 23, 2026 -- MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today announced positive interim data from its Phase 1 study evaluating MGC026, a B7-H3-directed antibody-drug conjugate (ADC), in patients with advanced solid tumors. These Phase 1 data were presented today at the European Society for Medical Oncology (ESMO) 2026 Congress in Madrid, Spain. These results demonstrated durable activity across a broad range of solid tumors, which the Company believes supports expanded development of MGC026 in front-line metastatic squamous cell carcinoma of the head and neck (SCCHN) in combination with pembrolizumab.

“The emerging profile of MGC026 reinforces our conviction that this molecule has the potential to play an important and differentiated role in the treatment of advanced solid tumors,” said Eric Risser, President and Chief Executive Officer of MacroGenics. “We believe MGC026 is well positioned through the combination of a highly selective B7-H3-targeting antibody, a proprietary drug-linker technology and a potent TOP1 inhibitor payload.”

Overall MGC026 Safety and Dose Selection

As of the September 1, 2026 data cutoff, 85 patients had been treated across the dose-escalation and dose-expansion cohorts. Across this full safety population, treatment-related adverse events (TRAEs) led to discontinuation in 5% of patients, and no Grade 5 TRAEs were reported. Grade ≥3 TRAEs occurred in 51% of patients. The most common Grade ≥3 TRAEs observed in ≥10% of participants were neutropenia (27%) and anemia (25%). No cases of interstitial lung disease (ILD), pneumonitis or ocular toxicity were observed.

In the 32-patient dose-escalation portion, patients with advanced and metastatic solid tumors received MGC026 at doses ranging from 1 mg/kg to 9 mg/kg administered every three weeks (Q3W) and had received a median of four prior lines of systemic therapy (range 1-8). Pharmacokinetic analyses demonstrated dose-dependent exposure for the ADC and unconjugated payload, supporting selection of the 7.5 mg/kg Q3W regimen for continued evaluation across all tumor-specific expansion cohorts.

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Durable Antitumor Activity Across Solid Tumors in Dose Escalation
Among 17 response-evaluable patients representing 10 different tumor types who received MGC026 at doses of at least 6 mg/kg in dose escalation, the confirmed objective response rate was 29% (5/17), and the disease control rate was 65% (11/17). Responses were durable, with a median duration of response (mDOR) of 10.2 months. MacroGenics believes these findings highlight the potential of MGC026 to deliver meaningful and durable clinical benefit in a patient population with advanced solid tumors that were refractory to prior treatments.

Encouraging Activity in Heavily Pretreated SCCHN Patients

As part of the Phase 1 study, MacroGenics is evaluating MGC026 in an ongoing Simon's 2-stage tumor-specific expansion cohort in recurrent/metastatic SCCHN. The study is designed to enroll 40 patients treated at a dose of 7.5 mg/kg Q3W. The interim results reported here are based on a September 1, 2026 data cutoff and include 27 patients evaluable for safety and 22 patients evaluable for response.
Patients were heavily pretreated, with 46% of the response-evaluable participants having received three prior lines of systemic therapy and 41% having received four or more prior lines (median was 3 prior lines [range 1-7]). MGC026 demonstrated encouraging antitumor activity in these SCCHN patients, achieving a best overall response rate of 27% (6/22), including four confirmed and two unconfirmed partial responses (PRs), and a disease control rate of 64% (14/22). Activity appeared higher among patients with HPV-positive disease, with five of the responses observed (5/16) in this population.

MGC026 demonstrated a manageable safety profile in this heavily pretreated and difficult-to-treat SCCHN population. No TRAEs led to treatment discontinuation, and no cases of ILD, pneumonitis or ocular toxicity were observed. Grade ≥3 TRAEs occurred in 48% of patients. The only two Grade ≥3 TRAEs observed in ≥10% of participants were anemia (30%) and neutropenia (26%). The TRAEs observed in Stage 1 were well managed and reversible. Many of the patients who experienced hematologic toxicities had previously received platinum- and/or taxane-based chemotherapy. Based on these encouraging initial findings, enrollment continues in Stage 2 of the ongoing Phase 1 study, with updated data expected in mid-2027.

“These preliminary Phase 1 data for MGC026 are encouraging and demonstrate a manageable safety profile and promising antitumor activity in heavily pretreated patients with advanced solid tumors,” said Apostolia M. Tsimberidou, M.D., Ph.D., M.B.A., of The University of Texas MD Anderson Cancer Center and the lead principal study investigator. “Importantly, of 22 heavily pretreated patients with SCCHN (expansion cohort), six (27.3%) had a partial response. There was no drug-related treatment discontinuation, and no pneumonitis, ocular toxicities, or unexpected toxicities were noted. Together, these findings support the continued clinical development of MGC026 in SCCHN and across multiple tumor types, including evaluation in combination regimens and earlier lines of therapy.”

Next Development Steps in SCCHN

MacroGenics believes the emerging profile of MGC026 supports evaluation in earlier-line treatment settings, where the molecule’s orthogonal mechanism of action and non-overlapping toxicity profile may potentially complement immune checkpoint inhibition. The Company plans to initiate an expansion cohort in early 2027 evaluating MGC026 in combination with pembrolizumab in front-line patients with PD-L1 positive (CPS ≥1) recurrent or metastatic SCCHN.

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Commenting on the emerging SCCHN treatment landscape, Barbara Burtness, M.D., Anthony N. Brady Professor of Medicine and Chief of Head and Neck Cancers, Yale Cancer Center, commented: “As new therapies emerge in head and neck cancer, differentiation will increasingly depend not only on antitumor activity, but also on durability, tolerability and the ability to be incorporated into combination regimens. I believe the developing clinical profile of MGC026 positions this agent favorably among emerging therapies. The planned pembrolizumab combination study represents an important next step in determining the potential role of MGC026 in earlier treatment settings.”

Poster Presentation Details

Title: Phase 1, first-in-human study of MGC026, a B7-H3–targeted antibody-drug conjugate (ADC) in advanced solid tumors
Lead author: Rachel E. Sanborn, M.D.
Session: Developmental therapeutics
Poster number: 1020P
Date and time: Friday, October 23, 2026, from 15:15 to 16:00 CEST

A copy of the above ESMO poster presentation and a supplemental slide presentation are available on the Company's Investor Relations website or through the direct links below:
•ESMO poster presentation
•Supplemental slide presentation

About MGC026

MGC026 is an investigational antibody-drug conjugate (ADC) targeting B7-H3, a protein with expression across the tumor microenvironment, including on tumor cells, tumor-associated stroma, and tumor-associated vasculature. MGC026 incorporates Synaffix’s proprietary ADC technology and the SYNtecan™ topoisomerase I inhibitor-based linker-payload, which consists of a cleavable, exatecan-based cytotoxic payload conjugated at a drug-to-antibody ratio (DAR) of 4. The ongoing Phase 1 study of MGC026 is an open-label clinical trial evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary antitumor activity of MGC026 in patients with advanced solid tumors. The study is currently evaluating patients with SCCHN, endometrial cancer, melanoma, and soft tissue sarcoma. Additional information about the study is available at www.clinicaltrials.gov using the identifier NCT06242470.

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics’ technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company’s website at www.macrogenics.com. MacroGenics, the MacroGenics logo and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

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Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials, anticipated cash runway and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential”, “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to the reproducibility of any results initially seen in any product candidate including the results for MGC026 discussed herein; risks that any product candidate’s revenue, expenses and costs may not be as expected; risks relating to any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates for MGC026 or any other product candidates, including timing and results of efficacy and safety data with respect to MGC026 or any other product candidates in ongoing clinical trials; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations regarding the expansion of ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; risks related to the transition of the CDMO operations to the purchaser following the sale of our CDMO operations; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
CONTACTS
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com

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